Exhibit 5.1
March 31, 2006
Flag Intermediate Holdings Corporation
Metals USA, Inc.
One Riverway, Suite 1100
Houston, Texas 77056

Re:	Flag Intermediate Holdings Corporation and Metals USA, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel to Flag Intermediate Holdings Corporation, a Delaware corporation (the "Flag Intermediate”), and Metals USA, Inc., a Delaware corporation (“Metals USA”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of (i) the proposed offer by Metals USA to exchange (the “Exchange Offer”) all outstanding 11 1/8% Senior Secured Notes due 2015 ($275 million aggregate principal amount outstanding) (the “Outstanding Notes”) of Metals USA for 11 1/8% Senior Secured Notes due 2015 ($275 million aggregate principal amount) (the “Registered Notes”) of Metals USA and (ii) the guarantees (the “Guarantees”) pursuant to the Indenture referred to below of Flag Intermediate and the other Guarantors listed in the Registration Statement (the “Registrant Guarantors”). The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture dated as of November 30, 2005 and supplemented by a supplemental indenture thereto, dated as of March 30, 2006 (as so supplemented, the “Indenture”) among Flag Acquisition Corporation (merged into Metals USA as surviving entity prior to the date hereof), Flag Intermediate, the other Registrant Guarantors and Wells Fargo Bank, N.A., a national banking association, as trustee and collateral agent (the "Trustee”).
We have examined originals or certified copies of the Indenture and such corporate records of Metals USA and Flag Intermediate and other certificates and documents of officials of Metals USA and Flag Intermediate, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on
1111 Louisiana Street, 44th Floor / Houston, Texas 77002-5200 / 713.220.5800 / fax: 713.236.0822 / akingump.com

Flag Intermediate Holdings Corporation
Metals USA, Inc.
March 31, 2006

behalf of the parties thereto other than Flag Intermediate and Metals USA, the due authorization, execution and delivery of the Indenture, the Outstanding Notes and all other documents by the parties thereto other than Flag Intermediate and Metals USA, that the Registered Notes will conform to the specimens examined by us and that the Trustee’s certificate of authentication of Registered Notes will be manually signed by one of the Trustee’s authorized officers.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Registered Notes have been duly executed, authenticated, issued and delivered by Metals USA in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (e) applicable provisions of “blue sky” laws have been complied with,
1.	the Registered Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of Metals USA and will be entitled to the benefits of the Indenture; and

2.	the Guarantees proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of each Registrant Guarantor.
The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the State of New York and (ii) the General Corporation Law of the State of Delaware.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

C.	The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial

Flag Intermediate Holdings Corporation
Metals USA, Inc.
March 31, 2006

reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under any stay, extension or usury Law or other Law, whether now or hereafter in force, which would prohibit or forgive Metals USA or a Registrant Guarantor from paying all or any portion of the Outstanding Notes or the Registered Notes as contemplated in the Indenture.
We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.
Very truly yours,
AKIN GUMP STRAUSS HAUER & FELD LLP